                                            Filed pursuant to Rule No. 424(b)(3)
                                                  Registration Number 333-115148


                           PROSPECTUS SUPPLEMENT NO. 7

                                   DYNEGY INC.

                                  $225,000,000

               4.75% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2023
                   AND SHARES OF CLASS A COMMON STOCK ISSUABLE
                        UPON CONVERSION OF THE DEBENTURES

                              DYNEGY HOLDINGS INC.

         GUARANTEE OF 4.75% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2023

         This prospectus supplement supplements the prospectus, dated August 2, 2004, of Dynegy Inc., relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of the securityholders' interests) of, among other things, up to $225,000,000 aggregate principal amount of our 4.75% Convertible Subordinated Debentures due 2023 and the shares of Class A common stock issuable upon conversion of the debentures. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

         The table of selling securityholders contained in the prospectus is hereby modified to add the following:

                                                   PRINCIPAL
                                                   AMOUNT OF
                                                  CONVERTIBLE
                                                  DEBENTURES                                                   PERCENTAGE
                                                 BENEFICIALLY       CLASS A      CLASS A                       OF CLASS A
                                                 OWNED BEFORE        COMMON       COMMON         CLASS A         COMMON
                                                 THE OFFERING     STOCK OWNED     STOCK        COMMON STOCK    STOCK OWNED
                                                 AND THAT MAY      BEFORE THE    THAT MAY       OWNED AFTER     AFTER THE
NAME OF SELLING SECURITY HOLDER                     BE SOLD         OFFERING     BE SOLD       THE OFFERING     OFFERING
------------------------------------------       ------------     -----------    --------      ------------    -----------
Consulting Group Capital Markets Fund             $  197,000           --          47,804           --              --
Hotel Union & Hotel Industry of Hawaii
   Pension Plan                                   $  110,000           --          26,693           --              --
HFR CA Select Fund                                $  717,000           --         173,986           --              --
Institutional Benchmarks Master Fund Ltd.         $1,750,000           --         424,654           --              --
Sphinx Convertible Arb Fund SPC                   $  857,000           --         207,959           --              --
SSI Blended Market Neutral L.P.                   $  274,000           --          66,489           --              --
SSI Hedged Convertible Market Neutral L.P.        $  718,000           --         174,230           --              --
The City of Southfield Fire & Police
   Retirement System                              $   38,000           --           9,221           --              --
The Estate of James Campbell CH                   $   85,000           --          20,626           --              --
The Estate of James Campbell ESTZ                 $  148,000           --          35,914           --              --
Viacom Inc. Pension Plan Master Trust             $   24,000           --           5,824           --              --
Zazove Convertible Arbitrage Fund, L.P.           $6,400,000           --       1,553,021           --              --
Zazove Hedged Convertible Fund, L.P.              $3,200,000           --         776,510           --              --
Zurich Institutional Benchmarks
   Master Fund Ltd.                               $1,591,000           --         386,071           --              --

         INVESTING IN THE DEBENTURES OR SHARES OF CLASS A COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 9 OF THE PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this prospectus supplement is June 21, 2005.